EXHIBIT 99.1

PRESTO®	Tel. 715-839-2164
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
EARLY PAYMENT OF ITS 2013 DIVIDEND

           Eau Claire, Wisconsin (December 7, 2012) -- National Presto Industries, Inc. (NYSE: NPK) The Board of Directors of National Presto Industries, Inc. announced today its decision to pay the annual 2013 dividend in 2012.  Under normal circumstances, the payment would be made in March 2013, however, given the uncertainty over federal tax rates, the Board decided to accelerate the payment date.  The 2013 dividend consists of the regular dividend of $1.00 per share, plus an extra of $5.50 and is the most recent in an unbroken history of sixty-nine years.  The record date will be December 17, 2012, and the payment date, December 28, 2012.

National Presto Industries, Inc. operates in three business segments.  The Housewares/ Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is widely recognized as an innovator of new products. The Defense segment manufactures in the U.S.A. a variety of products, including medium caliber training and tactical ammunition, demolition devices, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment is primarily engaged in the manufacture of private label and PRESTO® branded adult incontinence products in the U.S.A.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.